Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective December 4, 2025 (“Effective Date”), is made between Oncolytics Biotech Inc., (“Employer” or the “Company”), and Jared Kelly (“Employee”). Employee and the Company are sometimes referred to herein as the “Parties.”

RECITALS

A.           Employer is in the business (the “Business”) of developing pharmaceutical products.

B.            Employer desires to obtain the services of Employee as its Chief Executive Officer, in which capacity Employee has access to Employer’s Confidential Information (as hereinafter defined), and to obtain assurance that Employee will protect Employer’s Confidential Information during the term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement, and Employee is willing to agree to these terms.

C.            Employee desires to be assured of the salary, bonus opportunity and other benefits in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the parties agree as follows:

1.            Employment. Employer hereby employs Employee, and Employee agrees to be employed, as Chief Executive Officer. Employee will perform the duties of Chief Executive Officer for Employer. Employee will report to the Board of Directors of Employer (the “Board”). Changes may be made from time to time by Employer in its sole discretion to the duties, reporting relationships and title of Employee. Employee may, with the written approval of the Board, undertake appointment as a director of another company, provided that such director work does not interfere with or conflict with the performance of Employee’s duties and obligations under this Agreement, as to be solely determined by the Board. Employee will comply with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in the Employer’s Employee Handbook and Company Policy Manual. Employee will perform all of Employee’s responsibilities in compliance with all applicable laws and will ensure that the operations that Employee actively manages are in compliance with all applicable laws. During Employee’s employment, Employee will not engage in any other business activity which, in the reasonable judgment of the Board, or such persons to whom the Board delegates such reasonable judgment, conflicts with the duties of Employee under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Employee shall be permitted to work primarily in Chicago, Illinois but will be expected to travel as often as the duties of Employee’s position would reasonably require.

2.            Term of Employment. The term of employment (“Term”) will not be for a definite period, but rather continue indefinitely until terminated in accordance with the terms and conditions of this Agreement.

3.            Compensation. For the duration of Employee’s employment under this Agreement, the Employee will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs.

3.1          Base Salary. Employer will pay to Employee a base salary (“Base Salary”) at an annual rate of USD $575,000, to be paid in equal installments on schedule with Employer’s practice, currently on the fifteenth and last day of each month, subject to withholdings and deductions as required or permitted by law. Employee’s Base Salary will be reviewed annually by Employer’s Board, or such subset thereof to which the Board may delegate such review, and may be adjusted in the sole discretion of the Board based on such review, but will not be reduced unless a material adverse change in the financial condition or operations of Employer has occurred or unless Employee’s responsibilities are materially altered to reflect less responsibility.

3.2          Incentive Bonus. Employee will participate in Employer’s annual incentive bonus plan under which Employee may earn an annual incentive bonus. The terms of the annual incentive bonus plan, including the criteria upon which Employee can earn the maximum bonus, will be determined annually by the Board or a subset thereof if so delegated. If Employer’s Board fails to determine the criteria upon which Employee can earn the maximum bonus for any given year, the Board shall determine Employee’s bonus entitlement in its sole discretion for that year. For 2025, Employee may earn an annual incentive of up to 50% of Employee’s then Base Salary, pro-rated based on the portion of the year from the Effective Date to December 31, 2025. Employee may also participate in other bonus or incentive plans adopted by Employer that are applicable to Employee’s position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

3.3          Grant of Stock Options. Upon commencement of employment and as an inducement to enter into employment, Employer previously granted to Employee 2,850,000 stock options as an inducement grant issued outside of the Oncolytics Biotech, Inc. Amended and Restated Stock Option Plan (the “Stock Option Plan”), which vest in three equal, annual installments such that one-third (1/3) of the stock options vest on the first anniversary of the date of grant, one-third (1/3) of the stock options vest on the second anniversary of the date of grant and one-third (1/3) of the stock options vest on the third anniversary of the date of grant, subject to the Employee’s continued employment with the Employer. This grant of stock options is subject to the terms of the applicable award agreement attached as Exhibit B.

3.4          Performance Stock Options. Upon commencement of employment and as an inducement to enter into employment, Employer previously granted to Employee 1,900,000 Performance Stock Options (“PSOs”) as an inducement grant issued outside of the Stock Option Plan. Such PSOs vest upon the Employer obtaining at least USD $25 million in cumulative proceeds from new financing transactions approved by the Board (the “Target”). For clarity, the Target excludes proceeds from the Employer’s existing “at the market” facility held with Cantor, the Alumni Capital share purchase agreement and a Transaction that is a change of control of the Company unless the Board determines in its sole discretion that such proceeds should be included in the Target amount. This grant of PSOs is subject to the terms of the applicable award agreement attached as Exhibit B.

3.5          Performance RSUs. Upon commencement of employment and as an inducement to enter into employment, Employer previously granted to Employee a number of Restricted Stock Units (“RSUs”) equal to 2% of the outstanding equity stock at the consummation of a Transaction (as defined below) as an inducement grant issued outside of the Stock Option Plan. Such RSUs vest upon the Company (or an affiliate thereof) entering into a definitive agreement whereby the Company (or an affiliate thereof) either (1) agrees to be acquired by a third party at a valuation approved by the Board or (2) exclusively licenses its product candidate to a third party upon terms approved by the Board where such terms effectively result in a change of control of the Company (each, a “Transaction”). This grant of RSUs is subject to the terms of the applicable award agreement attached as Exhibit C.

3.6          Stock Option Plan. Employee shall also be eligible to participate in normal course grants of equity awards made by the Employer from time to time pursuant to the Stock Option Plan and approved by the Board in compliance with the Company’s policies and procedures.

4.            Other Benefits.

4.1          Certain Benefits. Employee will be eligible to participate in all employee benefit programs as outlined in Exhibit A.

4.2          Vacations, Holidays and Expenses. For the duration of Employee’s employment hereunder, Employee will be provided such holidays and sick leave as Employer makes available to its management level employees generally. Employee will be entitled to 20 business days paid vacation per year during employment and in addition to traditional U.S. holidays. Employer will reimburse Employee in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

4.3          Right of Set-off. By accepting this Agreement, Employee consents to a deduction from any amounts Employer owes Employee from time to time (including amounts owed to Employee as wages or other compensation, a bonus, fringe benefits, or vacation pay, as well as any other amounts owed to Employee by Employer), to the extent of the amounts Employee owes to Employer. Whether or not Employer elects to make any set-off in whole or in part, if Employer does not recover by means of set-off the full amount Employee owes it, calculated as set forth above, Employee agrees to pay immediately upon Employer’s demand, the unpaid balance to Employer.

5.            Termination Or Discharge By Employer.

5.1            For Cause. Employer will have the right to immediately terminate Employee’s services and this Agreement for Cause. “Cause” means the Employer’s belief that any of the following has occurred:

(i)             Employee’s material breach of this Agreement.

(ii)            Employee’s failure to perform Employee’s duties for the Company in a competent and effective manner as judged in good faith by the Company’s Board in its sole reasonable discretion. Employee shall be given written notice of Employee’s failure to perform Employee’s duties and 30 days in which to cure such failure. Employee shall be entitled to only one notice and cure opportunity over the course of Employee’s employment with the Company.

(iii)           Employee’s material violation of any statutory or common law duty of loyalty to Employer and its Affiliates.

(iv)           Employee’s commission of a felony.

(v)            Employee’s willful act or actions that constitute, separately or in the aggregate, gross misconduct and are materially injurious to the Company’s operations or reputation in the reasonable belief of the Board.

Upon termination of Employee’s employment hereunder for Cause or upon the death or disability of Employee, Employee will have no rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which Employee’s death or disability occurred, respectively. For purposes of this Agreement, “disability” means the incapacity or inability of Employee, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board and confirmed in writing by such doctor, to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Employer will be required) for an aggregate of 90 days during any period of 180 consecutive days, or such longer period as may be required under applicable law.

5.2            Without Cause. Employer may terminate Employee’s employment under this Agreement without Cause and without advance notice; provided, however, that Employer will pay, as severance pay, an amount equal to the sum of (i) 6 months of the Employee’s Base Salary at the rate in effect on the termination date, and (ii) any earned but unpaid incentive bonus to the date of such termination; provided, further, that all such amounts shall be paid in a lump sum no later than 60 days following the Employee’s termination and that Employer will be entitled to offset any severance pay otherwise payable to Employee by the amount of any compensation or consulting fees being paid to Employee by another party while severance pay would otherwise be payable. Employee shall only be entitled to such severance pay if Employee signs (and then Employee does not rescind, as may be permitted by law) a general release of claims in favor of Employer in a form acceptable to Employer that becomes effective and irrevocable within 60 days following the date of Employee’s termination, provided, however, that such release of claims shall only require Employee to release Employer from claims relating directly to Employee’s employment and the termination thereof, and shall not require Employee to release claims relating to vested employee benefits or relating to other matters, including, but not limited to, claims relating to his status as a shareholder of the Company. Such payments will be subject to all appropriate deductions and withholdings. Upon termination, Employee will have no rights to any unvested benefits or any other compensation or payments except as stated in this paragraph. All issued but unvested equity awards held by Employee on the date of termination, including awards with time-based vesting but excluding equity awards based on achieving specified performance where the performance has not been met, will be considered automatically vested as of the date of termination.

6.            Termination in Connection with a Change of Control. Notwithstanding Section 5.2, if there is a change of control of Oncolytics Biotech Inc., as defined herein, and if this Agreement is terminated by Employer at any time within three (3) months prior to and one (1) year following the change of control other than pursuant to Section 5.1, Employee shall be entitled to severance payment equal to the sum of (i) the Employee’s Base Salary for 18 months plus (ii) the full target bonus for the year in which the change of control occurs, to be paid in a lump sum no later than the later of 60 days following the date the Employee’s employment is terminated and 60 days following the date the change of control occurs. For the avoidance of doubt, if Employee’s termination occurs prior to the change of control, the amount payable to Employee under this Section 6 shall be reduced by the amount, if any, of payments that are paid to Employee under Section 5. Payments under this Section 6 will be subject to all appropriate deductions and withholdings. All issued but unvested equity awards held by Employee on the date of a change of control, including awards with time-based vesting but excluding equity awards based on achieving specified performance where the performance has not been met, will be considered automatically vested as of the date of the change of control. For the purposes of this Section 6, “change of control” means any amalgamation, merger or other corporate reorganization which results in any change in the present effective voting control of Employer, or will result in a change of the person or persons who own or control sufficient voting shares in Parent to elect a majority of the directors of Parent, or will result in a person acquiring sufficient voting shares in Parent to elect a majority of the directors of Parent and shall also include a Transaction in which the Employer licenses its product candidate to a third party upon terms approved by the Board where such terms effectively result in a change of control of Company.

7.            Termination By Employee. Employee may terminate Employee’s employment under this Agreement for any reason provided that Employee gives Employer at least 90 days’ notice in writing. Employer may, at its option, accelerate such termination date to any date at least two weeks after Employee’s notice of termination, at which point all compensation, benefits and vesting will cease. Employer may also, at its option, relieve Employee of all duties and authority after notice of termination has been provided. All compensation, payments and unvested benefits will cease on the termination date; provided, however, if the Employee terminates Employee’s employment under this Agreement for a good reason (a) all issued but unvested equity awards held by Employee on the date of termination, including awards with time-based vesting but excluding equity awards based on achieving specified performance where the performance has not been met, will be considered automatically vested as of the date of termination and (b) Employee will be entitled to a severance payment in an amount equal to the sum of (i) 6 months of the Employee’s Base Salary at the rate in effect on the termination date, and (ii) any earned but unpaid incentive bonus to the date of such termination, provided, further, that all such amounts shall be paid in a lump sum no later than 60 days following the Employee’s termination and that Employer will be entitled to offset any severance pay otherwise payable to Employee by the amount of any compensation or consulting fees being paid to Employee by another party while severance pay would otherwise be payable. For purposes of this Section 7, “good reason” means a material reduction in the Employee’s responsibilities, duties or authority, a material decrease in Employee’s benefits or compensation, and any relocation of Employee’s work location more than 50 miles away from Chicago, Illinois. Notwithstanding the foregoing, no good reason will have occurred unless and until: (A) Employee has provided the Company, within 90 days of Employee’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with reasonable specificity the applicable facts and circumstances underlying such finding of Good Reason, (B)  the Company has had an opportunity to cure the same within 30 days after the receipt of such notice, (C) the Company shall have failed to so cure within such period and (D) Employee terminated employment within 180 days after expiration of such cure period.

8.            Delivery of Property. Upon termination of this Agreement or upon request of the Company, Employee shall deliver to the Company all property, documents and materials pertaining to the Company’s Business including, but not limited to, memoranda, notes, records, drawings, manuals, disks, copies, representations, extracts, summaries and analyses, all inventory, demonstration units, and any other property, documents or media of the Company, and all equipment belonging to the Company, including but not limited to corporate cards, access cards, office keys, office equipment, laptop and desktop computers, cell phones and other wireless devices, thumb drives, and all other media storage devices.

9.            Confidential Information.

9.1          Employee recognizes that Employer’s Business and continued success depend upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to Employer, to which Employee has access (all such information being “Confidential Information”). For purposes of this Agreement, the phrase “Confidential Information” includes, for Employer and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; information concerning any personnel of Employer (including, without limitation, skills and compensation information); and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was lawfully in Employee’s possession prior to disclosure of such information by Employer; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by Employee as having been developed by Employee outside the scope of Employee’s employment and independently; or (d) is furnished to Employee by a third party not under an obligation of confidentiality to Employer. Employee agrees that during Employee’s employment and after termination of employment irrespective of cause, Employee will use Confidential Information only for the benefit of Employer and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Employer. Employee’s obligation under this Agreement is in addition to any obligations Employee has under state or federal law. Employee agrees to deliver to Employer immediately upon termination of Employee’s employment, or at any time Employer so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to Employee, and any other documents or items of a confidential nature belonging to Employer) whether in hard copy, electronic, or other format, together with all copies of such material in Employee’s possession or control. Employee agrees that in the course of Employee’s employment with Employer, Employee will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information. Employee’s obligations under this Section 9 are indefinite in term and shall survive the termination of this Agreement. However, Employee further understands that nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning possible violations of law or regulation and that Employee may disclose Confidential Information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided Employee files any document containing Confidential Information under seal and does not disclose the Confidential Information, except pursuant to court order.

9.2          Notwithstanding the foregoing, Employee further understands that certain whistleblower laws permit Employee to communicate directly with governmental or regulatory authorities about possible violations of law. Employee acknowledges that he is not required to seek the permission of or notify the Company of any communications made in compliance with applicable whistleblower laws, and that the Company will not consider such communications to violate this Agreement. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Employee further acknowledges that Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section 7.

10.          Work Product and Copyrights. Employee agrees that all right, title and interest in and to the materials resulting from the performance of Employee’s duties at Employer and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in Employer upon their creation. Employee will mark all Work with Employer’s copyright or other proprietary notice as directed by Employer. Employee further agrees:

10.1        To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that Employer will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of such copyright;

10.2        If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Employee hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion of such Work and any copyright in such Work and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright in such Work and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright in such Work to Employer, its successors or nominees, and that Employee appoints Employer as attorney-in-fact to execute and deliver any such documents on Employee’s behalf in the event Employee should fail or refuse to do so within a reasonable period following Employer’s request;

10.3        To waive and agree not to assert any moral rights Employee may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

10.4        Assist Employer (at Employer’s expense) in obtaining and maintaining copyright registrations with respect to such Works.

11.          Inventions and Patents. For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Employee agrees that all Inventions conceived or made by Employee during the period of employment with Employer belong to Employer, provided they grow out of Employee’s work with Employer or are related in some manner to the Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Employee will:

11.1        Make adequate written records of such Inventions, which records will be Employer’s property;

11.2        Assign to Employer, at its request, and does hereby assign to Employer, any rights Employee may have to such Inventions for the U.S. and all foreign countries; and

11.3        Assist Employer (at Employer’s expense) in obtaining and maintaining patents registrations with respect to such Inventions.

Employee further agrees that Employee will promptly disclose in writing to Employer during the term of Employee’s employment and for 1 year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Employee’s rights and Employer’s rights in such Inventions can be determined. Except as set forth on the initialed Exhibit D (List of Inventions) to this Agreement, if any, Employee represents and warrants that Employee has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

NOTICE: This Section 11 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless: (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for Employer.

12.          Restrictive Covenants

12.1        Non-competition. During Employee’s employment, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise (including, without limitation, any corporation, partnership, proprietorship, or other venture) which competes directly with the Company. Furthermore, for one year following the termination of Employee’s employment, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise (including, without limitation, any corporation, partnership, proprietorship, or other venture) and that engages in the following business:

(i)             Any business of the Company (1) with which Employee was actively involved at any time during the last two years of Employee’s employment or (2) about which Employee obtained or knew Confidential Information at any time during the last two years of Employee’s employment; or

(ii)            Any business of the Company that the Company can reasonably demonstrate was being considered, being researched, or under development by the Company at any time during the two-year period immediately preceding Employee’s termination date (but only if Employee obtained or knew Confidential Information about any such business at any time during such period).

(iii)           The noncompetition obligations in this Section 12.1 shall be limited to competition involving business or research related to either (1) advanced or metastatic HR+/HER2-breast cancer, or (2) metastatic pancreatic ductal adenocarcinoma (PDAC).

(iv)           Because the Company’s business is world-wide, the geographic scope of this Section 12 is world-wide.

12.2        Non-solicitation. Employee hereby covenants and agrees that during the term of Employee’s employment with the Company and for 12 months after the termination thereof, regardless of the reason for the termination of employment, Employee will not, directly or indirectly: (1) call upon, solicit or attempt to solicit, divert, or take away any business from, or perform any services substantially similar to the business conducted by the Company for, any Customer of the Company with whom Employee had Material Contact during the last 2 years of employment with the Company, or (2) solicit for employment or hire any officer, director, or employee of the Company. For purposes of this Section, “Material Contact” shall mean interaction with the Customer within the course and scope of Employee’s employment with the Company during the 24-month period prior to the termination of Employee’s employment.

12.3        Right to Legal Counsel. Employee represents and acknowledges that Employee had a reasonable opportunity to consult with counsel of Employee’s choice prior to signing this Agreement.

12.4        Protectable Interests. Employee acknowledges and agrees that (1) complying with the restrictions contained in this Section will not prevent Employee from earning a living, and (2) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration) to protect the Company’s valid interests (including, without limitation, relationships with customers, goodwill, the protection of trade secrets and other Confidential Information, protection from unfair competition, and other protectable interests).

13.          Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, Employee agrees that Employee’s violation of any of Sections 8, 9, 10, 11 or 12 of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Employee from violation of the terms of this Agreement, upon any breach or threatened breach of Employee of the obligations set forth in any of Sections 8, 9, 10, 11 or 12. The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Employee’s breach of any provision of this Agreement, including Sections 8, 9, 10, 11 or 12. Employee also agrees that a violation of any of Sections 8, 9, 10, 11 or 12 would entitle Employer, in addition to all other remedies available at law or equity, to recover from Employee any and all funds, including, without limitation, wages, salary and profits, which will be held by Employee in constructive trust for Employer, received by Employee in connection with such violation.

14.          Dispute Resolution. Except for the right of Employer and Employee to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Employee’s employment or the provisions of this Agreement shall be resolved in accordance with this Section 14 regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, and any state laws related to employment. Nothing in this provision is intended to restrict Employee from submitting any matter to an administrative agency with jurisdiction over such matter.

14.1        Mediation. Employer and Employee will make a good faith attempt to resolve any and all claims and disputes by submitting them to mediation in San Diego, California before resorting to arbitration or any other dispute resolution procedure. The mediation of any claim or dispute must be conducted in accordance with the then-current JAMS procedures for the resolution of employment disputes by mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the parties to this Agreement cannot agree on a mediator, then the mediator will be selected by JAMS in accordance with JAMS’ strike list method. Within thirty (30) days after the selection of the mediator, Employer and Employee and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either Employer or Employee may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The mediator’s fees will be paid in equal portions by Employer and Employee, unless Employer agrees to pay all such fees.

14.2        Arbitration. If any claim or dispute has not been resolved in accordance with Section 14.1, then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If Employer and Employee cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 15 of the JAMS employment arbitration rules and procedures. No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in Section 14 and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of Section 14 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under Section 14.2. The arbitrator’s fees will be paid in equal portions by Employer and Employee, unless Employer agrees to pay all such fees.

15.          Fees Related to Dispute Resolution. Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement.

16.          Disclosure. Employee agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Employee and authorizes Employer, at its election, to make such disclosure.

17.          Representation of Employee. Employee represents and warrants to Employer that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement. Employee agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

18.          Conditions of Employment. Employer’s obligations to Employee under this Agreement are conditioned upon Employee’s timely compliance with requirements of the United States immigration laws.

19.          Assignability. During Employee’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Employee’s consent to a successor by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. This Agreement is binding upon Employee, Employee’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns.

20.          Notices. Any notices required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile, by registered or certified mail, or by overnight courier, to Employee at 804, 322 – 11 Avenue SW, Calgary, Alberta, T2R 0C5 with a copy sent to Oncolytics Biotech Inc. Notices shall be deemed to have been given (i) upon delivery, if delivered by hand, (ii) seven days after mailing, if mailed, (iii) one business day after delivery, if delivered by courier, and (iv) one business day following receipt of an appropriate electronic confirmation, if by facsimile.

21.          Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. The Parties shall engage in good faith negotiations to modify and replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

22.          Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

23.          Governing Law. Except as provided in Section 14 above, the validity, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to the conflicts of law provisions of such laws. The courts of the state of Illinois shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, Employer, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction.

24.          Section 409A.

24.1        General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in compliance with such intent.

24.2        Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

24.3        Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

24.4        Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (i) any such reimbursements payable to Employee shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred, (ii) Employee shall submit Employee’s reimbursement request promptly following the date the expense is incurred, (iii) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (iv) Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

24.5        Installments. Employee’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

25.          280G Payments. In the event Employee shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any person whose actions result in a change of control of the Company covered by Section 280G(b)(2) of the Code) as a result of a change of control of the Company (a “Payment”), which Payments would subject Employee to the excise tax imposed by Section 4999 of the Code or any interest or penalties (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Employee shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. To the extent necessary, Employee and Employer shall enter into a separate agreement or agreements outlining the terms and conditions of the Gross-Up Payment, including an additional noncompete agreement that could reasonably be expected to materially offset the Excise Tax.

26.          Counterparts. This agreement may be executed in counterpart in different places, at different times and on different dates, and in that case all executed counterparts taken together collectively constitute a single binding agreement. Delivery of an executed counterpart signature hereof by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

27.          Costs and Fees Related to Negotiation and Execution of Agreement. Each Party Shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in connection with the negotiation and execution of this Agreement. Neither Party will be liable for the payment of any commissions or compensation in the nature of finders’ fees or brokers’ fees, gratuity or other similar thing or amount in consideration of the other Party entering into this Agreement to any broker, agent or third party acting on behalf of the other Party.

28.          Entire Agreement. This instrument contains the entire agreement of the parties with respect to the relationship between Employee and Employer and supersedes all prior agreements and understandings (including the Employment Agreement by and between Employee and the Employer effective as of June 10, 2025), and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Employee’s employment. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by an authorized officer of the Employer.

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

Oncolytics Biotech Inc.

By:	/s/ Wayne Pisano
Wayne Pisano
Title:	Chair of the Board

By:	/s/ Deborah Brown
Deborah Brown
Title:	Chair of Compensation Committee

EMPLOYEE:

/s/ Jared Kelly
Print Name: Jared Kelly

Exhibit A

BENEFITS

Physical Fitness Benefit:

The Employee is entitled to the Physical Fitness Benefit in the amount of Seven Hundred and Fifty ($750.00) United States Dollars per annum to use towards an item or service that promotes physical activity; the details of which are outlined in the Company Policy Manual.

Deferred Compensation:

Employee shall, if qualified to do so, be entitled to allocate a portion of his salary to a 401(K) Plan established for the Employee, up to the prescribed maximum, and in accordance with the requirements thereof.

The employer will match the employee contribution up to 4% of the employee’s base salary or the annual compensation limit set by the IRS, whichever is lower.

Health Care Benefit:

Employee shall, if qualified to do so, be entitled to access the health care menu sponsored by the employer. The menu includes:

-	Plans for which the employer will contribute towards the premium at 100% for the employee and at 75% for the dependents:

o	Medical HMO for California based employees

o	Medical PPO

o	Medical HSA

o	Dental PPO

o	Vision PPO

-	Insurance contributed at 100% of the premium for:

o	Life Insurance and AD&D

o	Short Term Disability

o	Long Term Disability

-	Voluntary life insurance may be added for the employer and/or the dependents at the employee’s expense.

Further details are outlined in the Enrollment Guide.

Exhibit B

OPTION AWARD AGREEMENT

Exhibit C

RESTRICTED STOCK UNIT AGREEMENT

Exhibit D

LIST OF INVENTIONS

None

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